Exhibit 99.1

SENECA GAMING CORPORATION ANNOUNCES PLANS TO REMEDIATE CONSTRUCTION ISSUE AT ITS SENECA ALLEGANY PARKING GARAGE

Seneca Gaming Corporation (SGC) today announced that its Board of Directors (Board) accepted a recommendation to remediate the construction issue at its Seneca Allegany garage, currently under construction. The issue involves the garage being out of acceptable plum tolerance limits, which was previously disclosed by SGC in a Current Report on Form 8-K filed with the Securities and Exchange Commission and dated January 13, 2005.

The Board, after careful consideration of alternatives, accepted the recommendation of the garage’s construction manger to dismantle partially, to the extent necessary, and reassemble, to correct the out of plum condition with the southeast portion of the garage. The Board accepted this recommendation because it corrects the problem with certainty, and places the highest priority on the safety of our patrons and employees.

Chairman Snyder stated, “The remediation plan accepted by the Board, I believe conforms with the Seneca Nation of Indian’s commitment to the highest standards for construction and excellence in operations by our gaming operations, which are necessary to best serve our patrons and employees.”

Management currently projects that this corrective action will result in the parking garage opening to occur in July or August 2005.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information. 716-299-1073